                                                                   Exhibit 10.19

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made effective as of this 12th day of August, 1997, between PGA GOLF DEVELOPMENT, INC., a Florida corporation ("Seller"), and VISTANA PSL, INC., a Florida corporation ("Purchaser").

                                   RECITALS:

A. Seller has entered into a contract with Callaway Land & Cattle Co. Limited Partnership ("Callaway"), pursuant to which Seller will acquire certain real property located in St. Lucie County, Florida, legally described in Exhibit "A" attached hereto and made a part hereof (the "Option Parcel"), which is included within The Reserve Development of Regional Impact, as approved by Development Order dated December 20, 1988 and amended by County Resolution 89-73 dated March 14, 1989, County Resolution 91-228 dated November 12, 1991, County Resolution 93-061 dated May 25, 1993, County Resolution 93-125 dated July 27, 1993, County Resolution 95-195 dated October 17, 1995, County Resolution 96-014 dated February 13, 1996, and County Resolution 97-023 dated February 4, 1997, all as now or hereafter amended (the "Reserve DRI"). A portion of the Option Parcel is also included within "The Reserve P.U.D." as described in County Resolution 84-129 recorded in Official Record Book 442, Pages 667 through 672, and County Resolution 94-157, recorded in Official Record Book 966, Pages 1958 through 1964, in the Public Records of St. Lucie County, Florida, both as now or hereafter amended (the "Reserve P.U.D.").

B. Seller desires to have the Option Parcel developed as, including without limitation, a golf-oriented vacation ownership resort, including ancillary facilities and amenities, and limited-service hotel.

C. Seller desires to sell to Purchaser and Purchaser desires to purchase a portion of the Option Parcel on which Purchaser will develop, market and operate a golf-oriented vacation ownership resort, including ancillary facilities and amenities, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

                                    SECTION 1
                       AGREEMENT TO SELL; PURCHASE PRICE
                       ---------------------------------

     1.1 Agreement to Sell and Convey. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, subject to the terms and conditions set forth below, approximately twenty-five (25) contiguous acres of the Option Parcel, legally described in Exhibit "B" attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such land (collectively, the "Vistana Property"). Purchaser acknowledges that Seller may direct Callaway to convey the Vistana Property directly to Purchaser at the Closing (as defined in Section 5.01 below), in which event Purchaser shall accept the conveyance from Callaway and pay the Purchase Price to Seller as set forth in Section 1.02 below. Seller shall also convey to Purchaser a non-exclusive easement, in the form attached hereto as Exhibit "C", over, under, on and across that certain property described in Exhibit "D" attached hereto and made a part hereof for purposes of ingress and egress to and from, and construction, operation and maintenance of utilities serving, the Vistana Property ("Access and Utility Easement"). The Access and Utility Easement shall terminate pursuant to its terms upon recording of the Plat as described in
Section 6.02 below and dedication of a portion of the Entrance Road (as defined in Section 3.02 below) shown thereon to the public, and dedication of the remainder thereof to the Reserve Association, Inc., which shall accept maintenance responsibility for said portion of the Entrance Road pursuant to the Plat and the Maintenance Agreement to be entered into pursuant to Section 4.03(c) below. Seller also agrees to cause its affiliate to convey to Purchaser a non-exclusive easement, in the form attached hereto as Exhibit "E", over, on and across Perfect Drive as necessary for access, ingress and egress by Purchaser, owners of interests in Purchaser's Vacation Resort (as hereinafter defined), any timeshare or other property owners' association created for the management and maintenance of Purchaser's Vacation Resort, and tenants of Purchaser's Vacation Resort, and their respective guests, employees, agents, contractors, invitees, heirs, personal representatives, successors and assigns, to the golf club and facilities operated in the Reserve DRI by Seller's affiliate known as "PGA Golf Club at the Reserve" ("Golf Access Easement"). Seller has also required as a covenant in its contract with Callaway ("Callaway Agreement") that Callaway, or the property owners' association having jurisdiction over such roads which is controlled by Callaway, convey a similar Golf Access Easement to Purchaser at Closing over the private portion of Reserve Boulevard to Perfect Drive as is necessary for such access, ingress and egress ("Callaway Golf Access Easement"). Seller further covenants and agrees to provide access to the Learning Center to be constructed by Seller pursuant to
Section 6.10 below for Purchaser, owners of interests in Purchaser's Vacation Resort, any timeshare or other property owners' association created for the management and maintenance of Purchaser's Vacation Resort, and tenants of Purchaser's Vacation Resort, and their respective guests, employees, agents, contractors, invitees, heirs, personal representatives, successors and assigns, over the roads to be constructed pursuant to the Plat, or by grant of appropriate easements in form mutually acceptable to Seller and Purchaser upon completion of the Learning Center, which obligation shall survive the Closing of this Agreement.

     1.2 Purchase Price. The purchase price for the Vistana Property ("Purchase Price") shall be calculated and paid as follows:

            (a) The total Purchase Price shall be determined by multiplying the total number of acres or portion thereof in the Vistana Property by ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) per acre.

            (b) A minimum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), based on a sum equal to ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) per acre or portion thereof for the portion of the Vistana Property to be conveyed to Purchaser at the Closing not subject to the lien of the Mortgage (as defined in Section 1.02(c) below), as legally described in Exhibit "F" attached hereto and containing a minimum of ten (10) acres ("Initial Development Parcel"), after due credit for costs, credits, prorations and adjustments as provided herein, shall be paid by Purchaser to Seller at the time of Closing by wire transfer of immediately available funds ("Cash Purchase Price").

            (c) A purchase money note ("Note") in the form attached hereto as Exhibit "G" for the balance of the Purchase Price shall be executed by Purchaser and delivered to Seller at Closing as provided in Section V below. The Note shall be secured by a purchase money mortgage ("Mortgage") in the form attached hereto as Exhibit "H" to be executed by Purchaser and delivered to Seller at Closing encumbering the remainder of the Vistana Property not included in the Initial Development Parcel ("Mortgage Property"). The Note and Mortgage shall require that Purchaser make periodic payments of principal, without interest, in amounts sufficient to release portions of the Mortgage Property in accordance with the following schedule, based on an amount equal to ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) per acre or portion thereof of the Mortgage Property to be released from the Mortgage:

               (i) Purchaser shall pay such amount, which together with the amount previously paid for the Initial Development Parcel shall equal at least TWO MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100

            DOLLARS ($2,250,000.00), in order to release so much of the Mortgage Property which is contiguous to the Initial Development Parcel, and which together with the Initial Development Parcel will contain at least fifteen (15) acres, on or before the date which is twenty-one
            (21) months after the date of Closing.

               (ii) Purchaser shall pay such amount, which together with the amount previously paid for the Initial Development Parcel and the amount paid pursuant to Subsection 1.02(c)(i) above shall equal at least THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), in order to release so much of the Mortgage Property which is contiguous to the property previously released, and which together with the Initial Development Parcel and the property released pursuant to Subsection 1.02(c)(i) above will contain at least twenty (20) acres, on or before the date which is thirty-three (33) months after the date of this Closing.

               (iii)The entire remaining principal balance of the Mortgage shall be paid by Purchaser in order to release the remainder of the Mortgage Property from the Mortgage, on or before the date which is forty-five (45) months after the Closing.

               (iv) The Mortgage Property shall be released in such a manner so that at any time the portion of the Mortgage Property not released is a contiguous parcel without gaps, gores or hiatuses, and so that the southernmost portion of the Vistana Property will be released last.

               (v) Purchaser shall also use its reasonable best efforts in the design, planned phasing and construction of its Vacation Resort so that at any time the improvements constructed on the portions of the Vistana Property which have been released from the Mortgage will comply with all setback and subdivision requirements applicable thereto without regard to or reliance upon the remaining Mortgage Property for such compliance. If any of the Vistana Property is reconveyed to Seller for any reason hereunder, Seller and Purchaser shall reasonably cooperate and grant to each other such easements as are reasonably necessary to comply with such subdivision and setback requirements and to provide for utilities and storm water drainage and retention for each of their parcels. Seller acknowledges, however, that it shall be responsible for providing its own access to any portion of the Vistana Property conveyed back to it hereunder.

               (vi) Purchaser's obligations under this Section 1.02(c) shall survive the Closing of this Agreement.

                                  SECTION II
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     2.1 Seller's Representations and Warranties. Purchaser acknowledges that it has inspected the Vistana Property, and at the Closing will accept the Vistana Property in its then present condition. Purchaser further acknowledges that except as expressly set forth herein, Seller shall have no obligation to make any alterations, improvements or installations to or on the Vistana Property, or to otherwise prepare the Vistana Property. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE VISTANA PROPERTY IS BEING PURCHASED IN AN "AS IS", "WHERE IS" CONDITION, "WITH ALL FAULTS", AND WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR PURCHASER'S INTENDED USE. Notwithstanding the foregoing, Seller hereby represents and warrants to Purchaser as follows:

            (a) Authority. Seller has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and the person executing this Agreement on behalf of Seller is duly authorized to execute this Agreement and any other instruments or documents reasonably necessary to carry out the transactions contemplated by this Agreement.

            (b) Title. Subject to the closing of the transfer of the Option Parcel to Seller as contemplated in the Callaway Agreement, Seller shall have good right, title and authority to convey and transfer fee simple title to the Vistana Property, or to cause fee simple title to the Vistana Property to be conveyed, to Purchaser, together with all rights and benefits which are the subject matter of this Agreement, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title, excepting only the Permitted Exceptions (as hereinafter defined) and taxes and assessments for the year of Closing which are not yet due and payable. In the event this representation is not correct, Purchaser's remedies shall be as set forth in Section 3.02.

            (c) FIRPTA. Seller is not a "foreign person" as that term is defined in Section 1445 of the United States Internal Revenue Code of 1986, as amended.

            (d) No Violation. Seller's performance of this Agreement will not result in any breach of or constitute a default, or result in the imposition of any lien or encumbrance upon the Vistana Property, under any agreement or other instrument to which Seller is a party or by which Seller, or to the best of Seller's actual knowledge without any investigation or inquiry on its part, the Vistana Property, might be bound.

            (e) No Condemnation Pending or Threatened. To the best of Seller's actual knowledge without any investigation or inquiry on its part, there is no pending or threatened condemnation, property dedication requirement or similar proceeding affecting the Vistana Property.

            (f) Pending Litigation. To the best of Seller's actual knowledge without any investigation or inquiry on its part, there are no legal actions, suits or other legal or administrative proceedings pending or threatened affecting the Vistana Property or any portion thereof.

            (g) No Other Agreements. The Vistana Property will not be subject to any agreements of sale, or any options, or other rights of third parties to acquire any interest therein (except as set forth in this Agreement) of which Seller has actual knowledge or to which Seller is a party.

            (h) Compliance with Laws. Seller has received no notice from any governmental authority claiming that the Vistana Property violates any applicable building and zoning laws, rules, codes or regulations ("Zoning Laws"). To the best of Seller's actual knowledge, without any investigation or inquiry on its part, the conformity of the Vistana Property (or the use of the Vistana Property for its intended purposes) with the Zoning Laws is not based, in whole or in part, upon the Vistana Property (or the contemplated uses thereof) being a so called "non-conforming" use or similar exemption.

            (i) Environmental. To the best of Seller's actual knowledge without any investigation or inquiry on its part, there are no hazardous substances present at, nor are there or have there been any hazardous substance releases, dumping or spills at, on, under, about or upon the Vistana Property in violation of any Environmental Law (as defined below). Further, to the best of Seller's actual knowledge without any investigation or inquiry on its part, there are no underground storage tanks present on or under the Vistana Property. As used herein, the term "hazardous substances" shall mean oil, hazardous material, hazardous waste, hazardous substances or any other material which may be dangerous to health or the environment, either separately or in combination with any other substance, when improperly generated, stored, utilized, heated, disposed, released, transported or otherwise managed, as the foregoing terms are defined by any federal, state or local statute, ordinance, bylaw, code, rule or regulation now or hereafter enacted applicable to environmental conditions on, under or about the Vistana Property or applicable to any disposal, release, transportation or storage of hazardous substances, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Resource Conservation Recovery Act, the Federal Water Pollution Control Act and the Federal Clean Air Act, and state equivalents thereof and all regulations promulgated thereunder (collectively, "Environmental Laws").

            (j) Ownership of Golf Facilities. Seller or its affiliates currently own and operate two 18-hole public golf courses at the Reserve DRI known as "PGA Golf Club at the Reserve", and currently own and operate an 18-hole semi-private golf course at St. Lucie West known as "St. Lucie West Country Club".

            (k) Financing. Seller has access to adequate financing to develop the Learning Center (as hereinafter defined).

            (l) Proposed Development. Seller intends to construct and operate the Learning Center on the Option Parcel, provided Seller may convert the Learning Center to an alternate use(s) in compliance with Section 6.10 below if the Learning Center proves to not be successful.

     2.2 Purchaser's Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

            (a) Authority. Purchaser has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and the person executing this Agreement on behalf of Purchaser is duly authorized to execute this Agreement and any other instruments or documents reasonably necessary to carry out the transactions contemplated by this Agreement.

            (b) No Violation. Purchaser's performance of this Agreement will not result in any breach of or constitute a default under any agreement or other instrument to which Purchaser is a party or by which Purchaser might be bound.

            (c) Financing. Purchaser has access to adequate financing necessary for Purchaser to complete its contemplated development and construction of the Vacation Resort on the Vistana Property.

            (d) Proposed Development. Purchaser intends to construct and operate a golf-oriented vacation ownership resort on the Vistana Property containing a minimum of 250 units, provided Purchaser may convert the Vistana Property to an alternate use(s) in compliance with Section 6.05 below if the vacation ownership resort proves to not be successful.

     2.3 Survival of Representations and Warranties. The representations and warranties set forth in this Section II shall be continuing and shall be true and correct as of the Closing date and shall survive the Closing or earlier termination of this Agreement.

                                  SECTION III
               TITLE COMMITMENT AND SURVEY; PERMITTED EXCEPTIONS
               -------------------------------------------------

     3.1 Title Commitment. Seller has previously furnished a pro forma title insurance commitment for the Vistana Property to Purchaser, together with copies of all exception documents listed therein, based upon Seller's title insurance commitment for the entire Option Parcel. At least twenty (20) days prior to Closing, Seller shall, at its sole cost and expense, furnish Purchaser with, or cause Callaway to furnish Purchaser with, a final title commitment for the Vistana Property, Access and Utility Easement, Golf Access Easement and Callaway Golf Access Easement, agreeing to issue to Purchaser, upon the recording of the deed provided for herein, an ALTA fee policy of marketability title insurance in the full amount of the Purchase Price, insuring Purchaser's title to the Vistana Property, and Purchaser's interest in the Access and Utility Easement, Golf Access Easement and Callaway Golf Access Easement, subject only to the Permitted Exceptions (as hereinafter defined) ("Title Commitment"). The Title Commitment shall include contiguity endorsements as necessary to confirm the contiguity of
(a) the Access and Utility Easement to the Vistana Property and a publicly dedicated right-of-way; and (b) the Callaway Golf Access Easement to the Golf Access Easement and a publicly dedicated right-of-way and/or the Access and Utility Easement.

     3.2    Title Examination.
            -----------------

            (a) Within ten (10) days after receipt of the Title Commitment, Purchaser shall notify Seller in writing of any exceptions shown in the Title Commitment which are unacceptable to Purchaser ("Title Objections"). Seller shall, at its option, have twenty (20) days after receipt of such notice ("Cure Period") within which to cure or eliminate the Title Objections, or to attempt to cause Callaway to cure or eliminate the Title Objections and to furnish to Purchaser evidence that the same have been cured, or to obtain affirmative title insurance from the title insurance company insuring against any Title Objection, and the Closing shall be adjourned for a like period if Seller elects to attempt to cure such Title Objections. Notwithstanding the foregoing, in no event shall Seller be obligated to institute legal proceedings or expend funds in excess of ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) to cure any Title Objections, other than to discharge a lien securing indebtedness of Seller and to release those certain easements in favor of Seller's affiliate recorded in Official Record Book 923, at Pages 1660, 1670, 1682, 1696, 1708, 1720 and 1730, Public Records of St. Lucie
     County, Florida (collectively, "PGA Easements"). In addition to the foregoing, Seller has required as a covenant in the Callaway Agreement that Callaway shall cause that certain Right Access Road Easement Agreement recorded in Official Record Book 615, Page 1146, and the corresponding Road Easement Agreement recorded in Official Record Book 627, Page 2124, as amended in Official Record Book 923, Page 1598, and Official Record Book 923, Page 1604, all of the Public Records of St. Lucie County, Florida (collectively, "Moose Easements"), to be released and terminated as exceptions to title to the Vistana Property at Closing.

            (b) Seller and Purchaser acknowledge and agree that the only current means of access for the beneficiaries of the Moose Easements to their properties is across an existing shell rock road, a portion of which is on the Vistana Property ("Shell Road"). At Closing Seller shall enter into an agreement with the beneficiaries of the Moose Easements to provide them with a temporary license to continue to use the Shell Road until an alternate road can be constructed by Seller or Callaway on some other portion of the Option Parcel off of the Vistana Property, but in all events said temporary license will terminate by no later than December 31, 1997. Purchaser shall join in such an agreement for the purpose of consenting to the temporary license over the Shell Road. Said agreement will require (i) that Seller or Callaway construct such an alternative access road for the beneficiaries of the Moose Easements off of the Vistana Property, and that the same be completed to the same extent as the current Shell Road to provide unimpeded access for the beneficiaries of the Moose Easement to their properties, by no later than December 31, 1997; and (ii) upon completion of such alternate road, Seller shall grant the beneficiaries of the Moose Easements a license to use the alternate road and the beneficiaries shall disclaim and abandon (in recordable form, if necessary) any interest in or right to use the Shell Road, such disclaimer and abandonment to be in form and substance satisfactory to cause the title insurance company issuing the Title Commitment to issue all further title policies without exception for same, and otherwise satisfactory to Purchaser in its reasonable discretion. All costs and expenses of providing such an alternate road shall be the sole responsibility of Seller or Callaway; provided, however, in the event the alternate road is also over a portion of the access road from Reserve Boulevard to both the Learning Center to be constructed by Seller and to the Vistana Property, which shall be constructed pursuant to the Plat of the Option Parcel to be recorded in accordance with in Section 6.02 below (the "Entrance Road"), all costs of constructing said Entrance Road shall be shared by Purchaser and Seller as specified in Section 6.02. The agreement to be entered into by Seller and the beneficiaries of the Moose Easements shall further provide, and Purchaser acknowledges, that said beneficiaries will ultimately be granted permanent access to their properties over the Entrance Road, and Seller has required as a covenant in the Callaway Agreement that Callaway cause the Reserve Association, Inc., which is currently controlled by Callaway, to grant the beneficiaries of the Moose Easements an easement over so much of the Entrance Road as is dedicated to said association, for access, ingress and egress to their parcels, said easement to be granted upon the dedication to the association. The temporary license over the Shell Road to be granted to the beneficiaries of the Moose Easement shall be deemed a "Permitted Exception" for purposes of this Agreement until terminated and abandoned pursuant to this Section. The easement rights over the Entrance Road to be granted to the beneficiaries of the Moose Easements in accordance with the requirements of this Section, shall also be deemed a "Permitted Exception" to Purchaser's interest in the Access and Utility Easement for purposes of this Agreement.

            (c) If an alternate access road is not provided to the beneficiaries of the Moose Easements as contemplated in subsection (b) above, and as a result thereof the temporary license for the beneficiaries of the Moose Easements is not terminated and abandoned (of record, if necessary) prior to December 31, 1997, then Purchaser shall have the right to deed the Vistana Property back to Seller by Special Warranty Deed, and Seller shall reimburse to Purchaser, by wire transfer of immediately available funds, the Cash Purchase Price and any other portion of the Purchase Price previously paid by Purchaser, and cancel the Note and discharge and release the Mortgage of record. Upon such a reconveyance the parties shall each execute and deliver all documents reasonably requested by the other or by any title insurance company insuring the reconveyance as necessary to consummate the reconveyance and to cancel and terminate the transactions contemplated by this Agreement. All documentary stamp taxes, recording fees and other expenses of the reconveyance shall be paid by Seller at the closing of the reconveyance, except that each party shall pay its own attorneys' fees. The reconveyance of the Vistana Property shall occur within thirty (30) days after Purchaser notifies Seller in writing of its intention to reconvey the Vistana Property back to Seller.

            (d) With respect to any Title Objection which Seller is unable or elects not to cure, or which Seller is unable to cause Callaway to cure, Purchaser shall within three (3) business days after the expiration of the Cure Period, elect to either (1) notify Seller in writing that Purchaser desires to accept the conveyance subject to the Title Objection, without any diminution of the Purchase Price, in which event such matter shall be deemed acceptable to Purchaser and a Permitted Exception under this Agreement; or (2) terminate this Agreement by written notice to Seller. If Purchaser does not terminate this Agreement within the three (3) business day period, Purchaser shall be deemed to have accepted title subject to the Title Objection pursuant to clause (1) above. All matters shown on the final Title Commitment delivered to Purchaser at Closing to which Purchaser does not object, or to which Purchaser objects but Purchaser nevertheless closes on the purchase of the Vistana Property subject to such matters, are collectively referred to as "Permitted Exceptions" in this Agreement.

     3.3 Survey. Seller shall provide Purchaser with a copy of any survey of the entire Option Parcel obtained by Seller, if any. Within the time provided for Seller to deliver the Title Commitment to Purchaser in Section 3.02 above, Purchaser may at its option, and at its sole cost and expense, obtain a boundary survey of the Vistana Property prepared by a duly licensed land surveyor ("Survey"). If obtained, the Survey as to the Vistana Property shall: (i) show the boundaries of the Initial Development Parcel, as well as the boundary of the entire Vistana Property; (ii) contain the surveyor's certification that the Survey meets all the technical standards of Florida Administrative Code Rule 61G17-6 (formerly known as 21HH-6), pursuant to Florida Statutes Section 472.027, and depicts all plottable easements shown on the Title Commitment; and
(iii) be certified to Seller, Purchaser, Purchaser's parent company, the title insurance company, and any lender providing financing to Purchaser for the acquisition or development of the Vistana Property. To the extent that the Survey, or any recertification thereof, shows any encroachments upon the Vistana Property, or on or between any building set-back line, property line or easement, or any other matter which is not a Permitted Exception, except those deemed acceptable to Purchaser in accordance with the terms hereof, said encroachment shall be treated as a Title Objection under the procedure set forth in Section 3.02 above.

     3.4 Permitted Exceptions. The Vistana Property shall be conveyed to Purchaser subject to no liens, charges, encumbrances, exceptions, easements, agreements or reservations of any kind or character, other than the Permitted Exceptions as defined herein.

                                  SECTION IV
               PROPERTY INFORMATION AND CONTINGENCIES TO CLOSING
               -------------------------------------------------

     4.1 Property Information. Along with the Title Commitment, Seller shall furnish to Purchaser copies of all title evidence, contracts, agreements, covenants, restrictions, easements, site and land use plans, inspection reports and surveys which Seller has in its possession relating to the Option Parcel, if any, and subject to the confidentiality obligations in Section 10.13 below, all such information may be used by Purchaser in such manner as it desires.

     4.2 Seller's Contingencies and Conditions to Closing. The obligations of Seller under this Agreement to consummate the Closing are expressly subject to and conditioned upon the satisfaction of each and every one of the following conditions (any of which may be waived in whole or in part by Seller at or prior to the Closing):

            (a) The representations and warranties of Purchaser set forth in this Agreement shall be true as of the Closing date.

            (b) Title to the entire Option Parcel shall have been conveyed to Seller, or at Seller's direction, Callaway shall convey the Vistana Property directly to Purchaser simultaneously with the conveyance of the remainder of the Option Parcel to Seller, as contemplated in the Callaway Agreement.

            (c) Purchaser shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Purchaser as of the Closing date and at the Closing.

     4.3 Purchaser's Contingencies and Conditions to Closing. The obligations of Purchaser under this Agreement to consummate the Closing are expressly subject to and conditioned upon the satisfaction of each and every one of the following conditions (any of which may be waived in whole or in part by Purchaser at or prior to the Closing):

            (a) The representations and warranties of Seller set forth in this Agreement shall be true as of the Closing date.

            (b) Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller as of the Closing date and at the Closing.

            (c) At Closing, Seller shall cause Callaway, which controls the property owners' association for the Reserve DRI, to release the Option Parcel from the lien and effect of that certain Declaration of Covenants and Restrictions for the Reserve recorded in Official Record Book 618, Page 978, as amended (the "Reserve Declaration"), and Seller has required the same as a covenant in the Callaway Agreement. Notwithstanding the foregoing, Purchaser acknowledges that all improvements to be constructed on the Vistana Property shall remain subject to review and approval of the New Construction Committee of the Reserve Association, Inc. In addition, in conjunction with preparing the Proposed Site Plan for the Option Parcel to be agreed upon by the parties as specified in Subsection 4.03(f) below, Seller and Purchaser shall mutually cooperate and use their reasonable best efforts to reach an agreement prior to Closing among themselves, Callaway and the Reserve Association, Inc. allocating the responsibilities and costs for the maintenance and upkeep of (a) the roads within or benefitting the Reserve DRI (including, without limitation, landscaping maintenance at the Interstate 95 interchange at Reserve Boulevard, and maintenance of Reserve Boulevard and the Entrance Road to be constructed pursuant to the Plat);
     (b) the lakes, surface water management systems and any wetlands mitigation areas serving the Option Parcel and the Reserve DRI; and (c) the other common areas and properties within the Reserve DRI, and also containing such other covenants, restrictions and provisions (including, without limitation, procedures for design review and approval by the New Construction Committee of the Reserve Association, Inc. of the improvements proposed to be constructed by Purchaser (which shall include a provision that approval shall be deemed granted within ten (10) days if the proposed improvements are not objected to or disapproved in writing by the New Construction Committee within the ten (10) day period), and provisions for self-help and reimbursement remedies should any party fail to fulfill its obligations under such agreement) as mutually agreed upon by the parties respecting the use and ownership of properties within the Option Parcel ("Maintenance Agreement"). Seller shall require in its contract with other prospective purchasers of any portion of the Option Parcel, if any, that such purchaser join in and agree to be bound by the Maintenance Agreement. If the appropriate parties are unable to agree on a mutually acceptable Maintenance Agreement prior to the Closing, then either Seller or Purchaser may elect to terminate this Agreement by written notice to the other prior to Closing, in which event all rights and liabilities of the parties hereunder shall end, except for any matters which specifically survive termination of this Agreement.

            (d) Purchaser shall have obtained reasonable assurances that it will be able to reserve sufficient residential vehicle trips with St. Lucie County, Florida at the

     Closing as necessary for Purchaser's intended development and use of the Vistana Property for up to four hundred (400) residential units. Notwithstanding the foregoing, Purchaser hereby agrees that it shall pay any and all costs directly associated with any traffic monitoring requirements applicable to the Reserve DRI which are triggered by Purchaser's reservation of such residential trips, if any, until such time as an equal number of trips have been utilized by the future development of property within the Reserve DRI, whether or not owned by Seller or Purchaser. Seller has required as a covenant in the Callaway Agreement that Callaway timely perform and comply with any off-site improvement requirements applicable to the Reserve DRI which are triggered by Purchaser's reservation of such residential trips, and that Seller have the right to take over and complete any such off-site improvements should Callaway fail to do so in a timely manner and as a result of such failure Seller and any other owner of any portion of the Option Parcel is denied necessary permits or approvals to proceed with its intended development. Purchaser shall be a third-party beneficiary of such right and shall have the right, but not the obligation, to take over and complete such off-site improvements itself should Seller fail to enforce its rights under the Callaway Agreement with respect thereto, in which event any impact fee credits generated by Purchaser's construction of any such off-site improvements shall inure to the benefit of Purchaser. Purchaser and Seller acknowledge that Purchaser's reservation of residential vehicle trips pursuant to this Section may require a reallocation of the total trips permitted for the Reserve DRI to increase the number of permitted residential trips, and that the same may require the consent and acknowledgment of Callaway as the developer of the Reserve DRI. Seller has required as a covenant in the Callaway Agreement that Callaway deliver to St. Lucie County, Florida and Purchaser at Closing a letter acknowledging and consenting to Purchaser's reservation of such residential trips and the required reallocation of trips permitted for the Reserve DRI from non-residential to residential trips, if any, and that Callaway shall also deliver to Purchaser any necessary assignment of such residential trips. The provisions of this Section 4.03(d) shall survive the Closing of this Agreement.

            (e) Purchaser shall obtain reasonable assurances that it will be able to obtain a reservation of sufficient permitted residential units within the Reserve DRI or Reserve P.U.D. as necessary for Purchaser's Vacation Resort, up to a maximum of four hundred (400) residential units. Purchaser and Seller acknowledge that Purchaser's reservation of residential units pursuant to this Section may require a reallocation of permitted residential units from other development parcels within the Reserve DRI or Reserve P.U.D. to the Vistana Property, and that the same may require the consent and acknowledgment of Callaway as the developer of the Reserve

     DRI and Reserve P.U.D. Seller has required as a covenant in the Callaway Agreement that Callaway deliver to St. Lucie County, Florida and Purchaser at Closing a letter acknowledging and consenting to Purchaser's reservation of such residential units and the required reallocation of permitted residential units from other development parcels within the Reserve DRI or Reserve P.U.D., if any, and that Callaway shall also deliver to Purchaser any necessary assignment of the right to construct up to the maximum number of units specified above on the Vistana Property.

            (f) Seller and Purchaser shall use their reasonable best efforts to mutually agree on a final proposed site plan for the Option Parcel in sufficient detail so as to allow Seller and Purchaser to promptly proceed after the Closing to apply for and obtain governmental Preliminary P.U.D. Amendment (as defined below) and plat approvals as necessary for the intended use and development of the Option Parcel and the Vistana Property ("Proposed Site Plan"), and Seller and Purchaser shall have received any necessary, if any, approval for the Proposed Site Plan from the New Construction Committee of the Reserve Association, Inc. prior to Closing. Seller and Purchaser have agreed on a preliminary site plan for the Option Parcel which is attached hereto as Exhibit "I" and made a part hereof. The Proposed Site Plan shall be generally consistent with the preliminary site plan.

            (g) Seller shall have released the PGA Easements, and the Moose Easements shall have been released and replaced with a temporary license and agreement, all as specified in Section 3.02 above.

     4.4 Failure of Conditions. In the event that any of the contingencies or conditions to either party's obligations to consummate the Closing as set forth in Sections 4.02 and 4.03 are not satisfied on or before the Closing date as contemplated herein, unless the same is waived, then the party benefitted by such contingency or condition may elect to terminate this Agreement by written notice to the other party, in which event all rights and liabilities of the parties hereunder shall end, except for any matters which specifically survive the termination of this Agreement. If neither party shall have notified the other of its election to terminate this Agreement pursuant to any right to do so under Sections 4.02 or 4.03, then such contingencies and conditions shall be deemed satisfied and the parties shall proceed to the Closing.

                                   SECTION V
                      PROVISIONS WITH RESPECT TO CLOSING
                      ----------------------------------

     5.1 Closing Date. The consummation of the transaction contemplated by this Agreement ("Closing") shall take place on or before September 12, 1997, or at such other earlier date as Seller and Purchaser may mutually select, unless extended by other provisions of this Agreement, at the location hereinafter set forth.

     5.2 Seller's Obligations at Closing. Subject to the terms of this Agreement and contemporaneously with the performance by Purchaser of its obligations under this Agreement, at Closing Seller shall:

            (a) Execute, acknowledge and deliver to Purchaser, or cause Callaway to execute, acknowledge and deliver to Purchaser, a Special Warranty Deed conveying the Vistana Property to Purchaser subject only to the Permitted Exceptions and taxes and assessments for the year of Closing. The deed shall be in recordable form with all required documentary stamps in the proper amount affixed by Seller or Callaway at its expense, as applicable. The legal description of the Vistana Property contained in such deed shall be identical to the legal description contained in the Survey of the Vistana Property, if obtained by Purchaser, and in the final Title Commitment, provided in the event there is any conflict between the legal description contained in the deed and final Title Commitment, and that contained in the Survey, then either the surveyor shall certify to the parties at Closing that the conflicting descriptions actually describe the same land, or the conflict shall be treated as a Title Objection pursuant to Section 3.02 above.

            (b) Deliver to Purchaser and the title insurance company evidence satisfactory to them of Seller's or Callaway's, as applicable, authority to execute and deliver the documents reasonably necessary to consummate this transaction.

            (c) Cause the title insurance company to deliver to Purchaser a marked-up version of the Title Commitment current as of the date of Closing, indicating the final exceptions to be included in the owner's policy of title insurance to be delivered to Purchaser after Closing and showing the premium paid for said policy, and indicating payment of the Cash Purchase Price and satisfaction of all other requirements necessary to issuance of the owner's policy of title insurance subject to no exceptions other than the Permitted Exceptions.

            (d) Execute and deliver, or cause Callaway to execute and deliver, to Purchaser and the title insurance company an Affidavit of Possession and No Liens sufficient to allow the title insurance company to issue the marked-up Title Commitment referred to in the preceding paragraph.

            (e) Deliver to Purchaser a certificate that Seller or Callaway, as applicable, is not a foreign person in accordance with Section 1445 of the Internal Revenue Code.

            (f) Execute, acknowledge and deliver to Purchaser the non-exclusive Access and Utility Easement, and cause its affiliate to execute, acknowledge and deliver to Purchaser the non-exclusive Golf Access Easement, as specified in Section 1.01 above, both in recordable form with all required documentary stamps in the proper amount affixed by Seller at its expense.

            (g) Cause PGA GOLF PROPERTIES, INC., an affiliate of Seller ("Golf Properties"), to execute and deliver a marketing, promotion and licensing agreement to Purchaser relating to the marketing of Purchaser's Vacation Resort and the use of the "PGA" name and the network of PGA Members, PGA Apprentices and employees of the PGA Sections in connection therewith, in substantially the form attached hereto as Exhibit "J" and made a part hereof ("Marketing and Promotion Agreement").

            (h) Cause Golf Properties to execute and deliver a multi-site affiliation agreement with VISTANA, INC., a Florida corporation and Purchaser's parent company, for the development of additional vacation ownership resorts at or adjacent to other golf course facilities owned, licensed, operated or approved by Seller or its affiliates, in substantially the form attached hereto as Exhibit "K" and made a part hereof ("Affiliation Agreement").

            (i) Execute and deliver, or cause its appropriate affiliates to execute and deliver, a mutually acceptable agreement to provide owners and renters of Purchaser's Vacation Resort a mutually acceptable level of preferred access to the PGA Golf Club at The Reserve, St. Lucie West Country Club, and other golf courses owned, operated or managed by Seller or its affiliates in St. Lucie County, Florida now or in the future, and specifying such other benefits and privileges, if any, as may be available to owners and guests of Purchaser's Vacation Resort ("Golf Course Access Agreement"). In addition to such other terms as are mutually agreed to by Seller and Purchaser, the Golf Course Access Agreement shall provide that
     (i) the operators of such golf courses shall reserve for the benefit of the owners, renters and guests of Purchaser's Vacation Resort tee times at such golf courses for one (1) round of golf per day per completed unit (as evidenced by issuance of a certificate of occupancy for such unit by the appropriate governmental authority) in Purchaser's Vacation Resort, up to a maximum of four hundred (400) units;
     (ii) such owners, renters and guests shall have the right to make reservations for such reserved tee times in advance; and (iii) Seller and Purchaser shall record at Closing a mutually acceptable Memorandum of Golf Course Access Agreement against such golf courses and benefitting the Vistana Property. Seller represents that it presently intends to exercise an option it has from Callaway to have Callaway convey additional property within the Reserve DRI on which Seller would construct a third 18-hole golf course, pursuant to a separate Golf Land Acquisition Agreement to be executed by Seller and Callaway. Subject to execution of such a Golf Land Acquisition Agreement mutually acceptable to Seller and Callaway and the satisfaction of all contingencies specified therein to PGA's sole satisfaction, PGA will acquire the land for the third golf course from Callaway, and upon Seller's completion of the third golf course the course will be included in and subject to the Golf Course Access Agreement.

            (j) Execute and deliver, and cause Callaway and the Reserve Association, Inc. to execute and deliver, the Maintenance Agreement as provided in Section 4.03(c) above.

            (k) Execute and deliver such other documents and instruments as reasonably required by Purchaser or the title insurance company.

            (l) Cause Callaway to (1) execute, acknowledge and deliver to Purchaser, or (2) cause the Reserve Association, Inc. or the Reserve Community Development District, both of which are controlled by Callaway, to execute, acknowledge and deliver to Purchaser, as appropriate, the following documents, instruments, covenants and agreements:

                    (i) An agreement by Callaway or the Reserve Community Development District to commence construction, within one (1) year after the Closing, of a wetlands mitigation area on other property owned by Callaway within the Reserve DRI in accordance with the Army Corps of Engineers permit issued therefor, to allow a portion of the Vistana Property which is currently designated as wetlands to be filled in, and to complete such construction within two (2) years after the Closing ("Wetlands Mitigation Agreement"). Seller has required as a condition in the Callaway Agreement that Seller have the right to take over and complete the wetlands mitigation should Callaway fail to do so in a timely manner and as a result of such failure

            Seller or any other owner of any portion of the Option Parcel is denied necessary permits or approvals to proceed with its intended development. Purchaser shall be a third-party beneficiary of such right, and shall have the right, but not the obligation, to take over and complete the wetlands mitigation itself should Seller fail to enforce its rights under the Callaway Agreement with respect thereto, in which event Purchaser shall have the right to offset such costs and expenses, up to a maximum of TWENTY FIVE THOUSAND DOLLARS ($25,000.00), against the next amounts due to Seller under the Note. The Wetlands Mitigation Agreement shall contain an acknowledgment of Seller's and Purchaser's rights in this regard and shall contain an obligation to cooperate with Seller and Purchaser in their completion of the wetlands mitigation in the event they exercise their remedies hereunder. The provisions of this Section shall survive the Closing of this Agreement.

                    (ii) An agreement by Callaway to accept and allow the relocation of any gopher tortoises which may be on the Vistana Property to a preserve area owned by Callaway within the Reserve DRI. Purchaser acknowledges that it has the sole responsibility to obtain all governmental approvals required for such relocation and to complete the relocation, at its sole cost and expense. The provisions of this Section shall survive the Closing of this Agreement.

                    (iii) An agreement by Callaway to install street lights, irrigation and landscaping to a standard generally consistent with that maintained throughout the remainder of the residential portions of the Reserve DRI, along the Entrance Road constructed pursuant to the Plat to be completed and recorded by Seller and Purchaser in accordance with Section 6.02 below, as and when the installation of such street lights, irrigation and landscaping is required in connection with the construction of the Entrance Road, but not later than the date on which a certificate of occupancy is issued for the first phase of construction on the Vistana Property or November 1, 1998, whichever is earlier ("Off-Site Improvement Agreement"). Seller has required as a condition in the Callaway Agreement that Seller shall have the right to take over and complete the installation of such street lights, irrigation and landscaping should Callaway fail to do so in a timely manner and as a result of such failure Seller or any other owner of any portion of the Option Parcel is denied necessary permits or approvals to proceed with its intended development. Purchaser shall be a third-party beneficiary of such right, and shall have the right, but not the obligation, to take over and complete the installation of such street lights, irrigation and landscaping itself should Seller fail to enforce its rights under the Callaway Agreement with respect thereto, in which event, Purchaser may offset such costs and expenses, up to a maximum of ONE HUNDRED NINETY FIVE THOUSAND DOLLARS ($195,000.00), against the next amounts due to Seller under the Note. The Off-Site Improvement Agreement shall contain an acknowledgment of Seller's and Purchaser's rights in this regard and shall contain an obligation to cooperate with Seller and Purchaser in their completion of such off-site improvements in the event they exercise their remedies hereunder. The provisions of this Section shall survive the Closing of this Agreement.

                    (iv) An agreement and covenant by Callaway to comply in all material respects with the requirements of the Reserve DRI and the Reserve P.U.D. ("P.U.D. Agreement"). Seller has required as a condition in the Callaway Agreement that Seller have the right to take over and complete any requirements of the Reserve DRI or Reserve P.U.D. which Callaway does not comply with in a timely manner and as a result of such failure Seller or any other owner of any portion of the Option Parcel is denied necessary permits or approvals to proceed with its intended development. Purchaser shall be a third-party beneficiary of such right, and shall have the right, but not the obligation, to take over and complete any such requirements of the Reserve DRI or Reserve P.U.D. itself should Seller fail to enforce its rights under the Callaway Agreement with respect thereto, in which event Purchaser shall have the right to seek reimbursement from Callaway of all costs and expenses incurred by Purchaser in connection therewith. The P.U.D. Agreement shall contain an acknowledgment of Seller's and Purchaser's rights in this regard and shall contain an obligation to cooperate with Seller and Purchaser in their performance of any such Reserve DRI or Reserve P.U.D. obligations in the event they exercise their remedies hereunder. The provisions of this Section shall survive the Closing of this Agreement.

                    (v) An amendment to the Reserve Declaration releasing the Option Parcel from the lien and effect thereof, as provided in and subject to the requirements of Section 4.03(c) above.

                    (vi) An acknowledgment and consent by Callaway to the reallocation of vehicle trips permitted for the Reserve DRI and any necessary assignment by Callaway to Purchaser of sufficient residential trips for up to four hundred (400) residential units to be reserved by Purchaser for its Vacation Resort, as provided in
            Section 4.03(d) above.

                    (vii) An acknowledgment and consent by Callaway to the reallocation of permitted residential units to the Vistana Property from other development parcels within the Reserve DRI or Reserve P.U.D., and any necessary assignment by Callaway to Purchaser of up to four hundred (400) permitted residential units to be reserved by Purchaser for its Vacation Resort, as provided in Section 4.03(e) above.

                    (viii) A release and termination by Callaway of the Moose Easements, joined in by the beneficiaries thereof as necessary, and a new temporary license and agreement between Seller, Callaway and the beneficiaries of the Moose Easements, all as specified in
            Section 3.02 above. Callaway shall also agree to join in a release of the PGA Easements as necessary to have such easements released as an exception to title to the Vistana Property. In the event the requirements of this subsection are not fully satisfied prior to Closing, Purchaser shall have the right to terminate this Agreement by written notice to Seller at any time prior to Closing, in which event all rights and liabilities of the parties hereunder shall end, except for any matters which specifically survive the termination of this Agreement.

                    (ix) A non-exclusive Callaway Golf Access Easement over the private portion of Reserve Boulevard to Perfect Drive as specified in Section 1.01 above, as necessary for access, egress and ingress to PGA Golf Club at the Reserve for Purchaser, owners of interests in Purchaser's Vacation Resort, any timeshare or other property owners' association created for the management and maintenance of Purchaser's Vacation Resort, and tenants of Purchaser's Vacation Resort, and their respective guests, employees, agents, contractors, invitees, heirs, personal representatives, successors and assigns, in recordable form with all required documentary stamps in the proper amount affixed by Callaway or the Reserve Association, Inc., as applicable, at its expense.

                    (x) An acknowledgment and agreement by Callaway designating Purchaser as the exclusive developer of vacation ownership property within the Reserve DRI.

                    (xi) An agreement and covenant by the Reserve Community Development District to complete, within six (6) months after the Closing, the construction of an emergency generator and pump system for the existing water plant serving the Reserve DRI, which will expand the rated capacity of the water plant to approximately 400,000 gallons per day ("Water Agreement"). Seller has required as a condition in the Callaway Agreement that Seller have the right to take over and complete the water plant expansion should the district fail to do so in a timely manner and as a result of such failure Seller or any other owner of any portion of the Option Parcel is denied necessary permits or approvals to proceed with its intended development. Purchaser shall be a third-party beneficiary of such right, and shall have the right, but not the obligation, to take over and complete the expansion itself should Seller fail to enforce its rights under the Callaway Agreement with respect thereto, in which event Purchaser may offset such costs and expenses, up to a maximum of TWENTY FIVE THOUSAND DOLLARS ($25,000.00), against the next amounts due to Seller under the Note. The Water Agreement shall contain an acknowledgment of Seller's and Purchaser's rights in this regard and shall contain an obligation to cooperate with Seller and Purchaser in the completion of the water plant expansion in the event they exercise their remedies hereunder. The provisions of this Section shall survive the Closing of this Agreement.

                    (xii) An agreement and covenant by the Reserve Community Development District to apply for and use its best efforts to obtain all permits and approvals necessary to construct a surge tank to expand the capacity of the existing sewer plant serving the Reserve DRI, which will expand the rated capacity of the sewer plant to approximately 175,000 gallons per day, or to construct a sewer inter-connect to the sewer plant operated by the St. Lucie West Services District as contemplated by the Utility Inter-Connect Agreement between the Reserve Community Development District and the St. Lucie West Services District, and to complete construction of the surge tank or the utility inter-connect within nine (9) months after the Closing ("Sewer Agreement"). Seller has required as a condition in the Callaway Agreement that Seller have the right to take over and complete construction of the surge tank or the utility inter-connect, as applicable, should the district fail to do so in a timely manner and as a result of such failure Seller or any other owner of any portion of the Option Parcel is denied necessary permits or approvals to proceed with its intended development. Purchaser shall be a third-party beneficiary of such right, and shall have the right, but not the obligation, to take over and complete the surge tank or utility inter-connect construction itself should Seller fail to enforce its rights under the Callaway Agreement with respect thereto, in which event Purchaser shall have the right to seek reimbursement from Callaway of all costs and expenses incurred by Purchaser in connection therewith. Alternatively, Purchaser may offset such costs and expenses, up to a maximum of ONE HUNDRED FIFTY FIVE THOUSAND DOLLARS ($155,000.00), against the next amounts due to Seller under the Note. The Sewer Agreement shall contain an acknowledgment of Seller's and Purchaser's rights in this regard and shall contain an obligation to cooperate with Seller and Purchaser in their completion of the sewer expansion in the event they exercise their remedies hereunder. The provisions of this Section shall survive the Closing of this Agreement.

                    (xiii) A certificate from the engineers for the Reserve Community Development District certifying that all of the Option Parcel is included within the existing boundaries of the property covered by said district.

                    (xiv) An estoppel certificate from the Reserve Community Development District stating that there are no accrued but unpaid assessments due to said district with respect to the Vistana Property, and to the best of its knowledge, there are no violations or defaults under the governing documents of said district with respect to the Vistana Property, and setting forth the assessments due and payable to said district with respect to the Vistana Property for the year of Closing, together with current financial statements of the Reserve Community Development District and the district's financial projections of water and sewer revenues for the years 1997 through 2002.

                    (xv) Current financial statements of the Reserve Association, Inc., the current budget for the Reserve Association, Inc. for the year of Closing, and proposed budgets of the Reserve Association, Inc. for years subsequent to the Closing, if any have been prepared at that time.

                    (xvi) Seller has required as a condition in the Callaway Agreement that Callaway deliver quarterly and annual reports after the Closing to Seller and Purchaser detailing the status of and Callaway's progress in obtaining necessary permits for and completing its obligations under the Reserve DRI and Reserve P.U.D., and under Subsections 5.02(l)(i), (iii), (xi) and (xii) above. The quarterly and annual reports shall also detail the number of residential vehicle trips vested by development within the Reserve DRI since the Closing, for purposes of monitoring such residential trips in accordance with Section 4.03(d) above. Purchaser shall be a third-party beneficiary of Seller's rights in this regard, and shall have the right, but not the obligation, to seek to enforce the obligation to deliver such reports against Callaway should

            Seller fail to enforce its rights under the Callaway Agreement with respect thereto. The provisions of this Section shall survive the Closing of this Agreement.

     5.3 Purchaser's Obligations at Closing. Subject to the terms of this Agreement and contemporaneously with the performance by Seller of its obligations under this Agreement, at Closing Purchaser shall:

            (a) Deliver to Seller, by wire transfer of immediately available funds, the Cash Purchase Price after due credit for closing costs, credits, prorations and adjustments provided for herein.

            (b)     Execute and deliver the Note to Seller.

            (c)     Execute, acknowledge and deliver the Mortgage to Seller.

            (d) Deliver to Seller and the title insurance company evidence satisfactory to it of Purchaser's authority to execute and deliver the documents reasonably necessary to consummate this transaction.

            (e) Execute and deliver to Golf Properties the Marketing and Promotion Agreement contemplated by Section 5.02(g) above.

            (f) Cause VISTANA, INC. to execute and deliver to Golf Properties the Affiliation Agreement contemplated by Section 5.02(h) above.

            (g) Execute and deliver to Seller or its appropriate affiliates the Golf Course Access Agreement contemplated by Section 5.02(i) above.

            (h) Execute and deliver to Seller, Callaway and the Reserve Association, Inc. the Maintenance Agreement contemplated in Section 4.03(c) above.

            (i) Join in and consent to the temporary license for the beneficiaries of the Moose Easements to use the Shell Road until no later than December 31, 1997, as contemplated in Section 3.02 above.

            (j) Pay to the Reserve Community Development District such amounts as necessary for such water and sewer connections as Purchaser elects to reserve at Closing, if any, and execute and deliver to the Reserve Community Development

     District a Standard Developer's Agreement for any such reserved water and sewer connections if required by the district.

            (k) Receipts and releases of commissions from the Brokers as contemplated in Section 8.01 below, in form mutually acceptable to Seller and Purchaser.

            (l) Execute and deliver such other documents and instruments as reasonably required by Seller or the title insurance company.

     5.4     Closing Costs.

            (a) Seller shall pay or cause to be paid the following costs and expenses in connection with Closing:

                    (i) All documentary stamps which are required to be affixed to the Special Warranty Deed, Access and Utility Easement, Golf Access Easement and Callaway Golf Access Easement;

                    (ii) The cost of recording any corrective instruments required to be recorded in connection with the Closing, including instruments releasing the PGA Easements and the Moose Easements;

                    (iii)   Seller's attorneys' fees;

                    (iv) The premium payable for the Title Commitment and owner's title insurance policy; and

                    (v) Satisfaction of any mortgages or liens affecting the Vistana Property required to be satisfied by Seller prior to or at Closing, other than the Permitted Exceptions.

            (b) Purchaser shall pay the following costs and expenses in connection with Closing:

                   (i) The cost of recording the Special Warranty Deed, the Access and Utility Easement, the Golf Access Easement, the Callaway Golf Access Easement, the Mortgage and any other documents required to be recorded (other than corrective instruments under Subsection 5.04(a)(ii) above);

                    (ii) The cost of any documentary stamp taxes, intangible taxes or any other taxes or recording charges in connection with the Note and Mortgage;

                    (iii)   Purchaser's attorneys' fees;

                    (iv) The costs for the Survey of the Vistana Property obtained by Purchaser pursuant to Section 3.03 above, if any; and

                    (v) All costs and expenses associated with any additional acquisition or development financing obtained by Purchaser in connection with this transaction.

     5.5 Proration of Taxes. Any property or ad valorem taxes and assessments for the year of Closing shall be prorated between Purchaser and Seller or Callaway, as applicable, to the date of Closing using the latest available information from the taxing or assessing authority. If the foregoing prorations are estimated based upon the prior year's taxes or assessments, then Seller and Purchaser shall recalculate the applicable proration upon notice once the actual amounts of the taxes or assessments for the year of Closing are available. Any amount due from one party to the other by reason of such recalculation shall be paid in cash at the time. Any further reproration required with Callaway shall be handled by Seller pursuant to the Callaway Agreement. The provisions of this Section shall survive the Closing of this Agreement.

     5.6 Special Assessments. If as of the date of Closing, the Vistana Property or any part thereof is affected by assessments which are, or which may become, payable in installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement, any unpaid installments of any such assessments due and payable during the year of Closing shall be prorated between Purchaser and Seller or Callaway, as applicable, to the date of Closing using the latest information available from the assessing authority, and Purchaser or its successors in title to any portion of the Vistana Property shall be responsible for the payment of all future installments of any such assessments applicable to the relevant portions of the Vistana Property, including without limitation any assessments by the Reserve Community Development District. If the foregoing proration is estimated based upon the prior year's assessment, then Seller and Purchaser shall recalculate the proration upon notice once the actual amount of the assessment for the year of such Closing is available. Any amount due from one party to the other by reason of such recalculation shall be paid in cash at the time. Any further reproration required with Callaway shall be handled by Seller pursuant to the Callaway

Agreement. All assessments against any portion of the Vistana Property for periods after the date of Closing shall be assumed and paid and discharged by Purchaser as and when due. PURCHASER IS HEREBY NOTIFIED THAT THE RESERVE COMMUNITY DEVELOPMENT DISTRICT IMPOSES TAXES OR ASSESSMENTS, OR BOTH TAXES AND ASSESSMENTS, ON THE VISTANA PROPERTY THROUGH A SPECIAL TAXING DISTRICT. THESE TAXES AND ASSESSMENTS PAY THE CONSTRUCTION, OPERATION AND MAINTENANCE COSTS OF CERTAIN PUBLIC FACILITIES OF THE DISTRICT AND ARE SET ANNUALLY BY THE GOVERNING BOARD OF THE DISTRICT. THESE TAXES AND ASSESSMENTS ARE IN ADDITION TO COUNTY AND ALL OTHER TAXES AND ASSESSMENTS PROVIDED FOR BY LAW. The provisions of this Section shall survive the Closing of this Agreement.

     5.7 Possession. Exclusive possession of the Vistana Property shall be delivered to Purchaser at Closing.

     5.8 Location. Closing shall be held at the offices of Seller's attorneys, Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, or at such other location as shall be agreed upon by the parties.

                                  SECTION IV
                   POST-CLOSING COVENANTS AND OBLIGATIONS;
                            DEVELOPMENT OF PROPERTY

      6.1 Design Themes and Consistency. After the Closing, Seller and Purchaser will cooperate and work with each other and with any other owners and prospective purchasers of any portion of the Option Parcel to develop mutually acceptable, common and harmonious architectural standards and themes for the facilities to be developed on the Option Parcel. Seller shall also use reasonable efforts to consult with Purchaser with respect to matters coming before the New Construction Committee of the Reserve Association, Inc., on which an employee of Seller or its affiliates is a member.

     6.2 Preliminary P.U.D. Amendment and Platting. After the Closing, Seller and Purchaser shall cooperate with each other and use their best efforts to obtain all required governmental approvals for a preliminary amendment to the Reserve P.U.D. ("Preliminary P.U.D. Amendment"), and to prepare and obtain all required governmental approvals for a subdivision plat ("Plat") of the Option Parcel providing for such utility, drainage, maintenance and landscaping easements as necessary for the intended development and use of the Option Parcel, based the Proposed Site Plan of the Option Parcel to be mutually agreed upon pursuant to Section 4.03(f) above, on an expedited basis. Seller and Purchaser shall equally share the costs of obtaining the Preliminary P.U.D. Amendment and preparing, obtaining approval for and recording the Plat, provided Seller and Purchaser shall each pay their allocated share of the engineering costs of the Entrance Road as specified in Section 6.03(a) below, and Purchaser shall pay all site engineering costs for the Vistana Property. Purchaser shall have primary responsibility for processing and obtaining approvals for the Preliminary P.U.D. Amendment and the Plat, provided Seller shall promptly cooperate with Purchaser in this regard and cause its representatives to appear in any governmental proceedings, and to join in, consent to and execute such applications, acknowledgments and agreements, as and when reasonably required in connection therewith. Seller acknowledges that Purchaser intends to use the same consultants used by Seller in connection with the Preliminary P.U.D. Amendment and Plat, and Seller hereby consents to the same, provided such use shall be at the Purchaser's sole cost and expense. Seller and Purchaser each acknowledge that the timing of the approvals of the Preliminary P.U.D. Amendment and the Plat is critical for the timely development of the Vistana Property and the Option Parcel, and therefore each shall promptly cooperate with and work with each other to obtain such approvals as expeditiously as possible. Purchaser acknowledges that it shall be solely responsible for obtaining all required final site plan and planned unit development approvals and all other permits and approvals necessary for its intended development and use of the Vistana Property, and for paying all costs and expenses in connection therewith.

     6.3 Infrastructure. After the Closing, Seller and Purchaser shall jointly contract for and cause the following infrastructure improvements to be constructed for the benefit of the Option Parcel and Vistana Property, and shall share the costs for such infrastructure improvements as set forth below:

            (a) Entrance Road. The Entrance Road (as defined in Section 3.02 above) to the Option Parcel from Reserve Boulevard as depicted on the Proposed Site Plan. All engineering and construction costs for the portion of the Entrance Road from its intersection with Reserve Boulevard to the South until it splits shall be equally shared by Seller and Purchaser. All such costs for the portion of the Entrance Road from such split South to the entrance to the Vistana Property shall be paid solely by Purchaser. All such costs for the portion of the Entrance Road from the split East to the Learning Center to be developed by Seller shall be paid solely by Seller. Seller and Purchaser shall also proportionately share the cost of any bond for the completion of the Entrance Road required in connection with the Plat, based on the relative portions of the total engineering and construction costs of the Entrance Road paid by each. Any impact fee credits which may be generated for the benefit of the Option Parcel arising from the construction of the Entrance Road or any other infrastructure improvements by Seller and Purchaser, shall be allocated to Seller and Purchaser pro rata on the basis of the relative shares of the costs for such infrastructure improvements paid by each of them.

            (b) Lift Station. Seller and Purchaser shall equally share the engineering and construction costs for a sewer lift station(s) to serve both the Vistana Property and the remainder of the Option Parcel in the location(s) to be designated on the Proposed Site Plan.

            (c) Surface Water Management System. Seller shall design a surface water management system ("Surface Water Management System") for the Option Parcel in conjunction with the overall surface water management system for the Reserve DRI and Reserve P.U.D. The design of the Surface Water Management System shall be consistent with Purchaser's development plan for the Vistana Property, as shall be shown on the Proposed Site Plan, and be of sufficient capacity to accommodate the storm water retention and drainage requirements of the Vistana Property and the entire Option Parcel. Except as set forth in subsection (d) below, Seller shall pay all costs for the design and construction of the Surface Water Management System, including the off-site disposal of all fill material generated by the construction of the Surface Water Management System in excess of Seller's fill requirements for development of the Learning Center (as hereinafter defined) and Purchaser's fill requirements for the Berm, if constructed by Purchaser in accordance with subsection (d) below. Purchaser agrees that it, and its successors and assigns, shall adhere to and comply with the design of the Surface Water Management System in the development and use of the Vistana Property, and in completing any portions of the Surface Water Management System on the Vistana Property to be completed by Purchaser, if any. Seller reserves the right, but has no obligation and shall incur no liability thereby, to correct or conform any deficiencies or non-conformities in the portions of the drainage system installed by Purchaser, and all of Seller's costs and expenses in so doing shall be due and payable by Purchaser upon receipt of an invoice therefor.

            (d) Berm. Purchaser shall have the right to construct, at its sole cost and expense, a landscape and noise berm ("Berm") on the Option Parcel in the location to be shown on the Proposed Site Plan. If Purchaser elects to construct the Berm, Seller shall grant an access, construction and maintenance easement to Purchaser over such portion of the Option Parcel as shall be reasonably necessary for Purchaser's construction and maintenance of the Berm. Purchaser shall have the right to use up to 150,000 cubic yards of fill material from the construction of the Surface Water

     Management System for the Berm, provided in such event Purchaser shall pay all costs incident to dredging such fill material, moving the same to the Berm site, constructing the Berm, and thereafter maintaining the Berm. Any fill material in excess of 150,000 cubic yards required by Purchaser for the Berm shall be acquired by Purchaser from off-site sources (unless Seller determines in its sole discretion that it does not require all of the remaining fill material dredged in connection with the Surface Water Management System) at Purchaser's sole cost and expense. Purchaser acknowledges that the location for the Berm will be the right-of-way to be dedicated on the Plat to St. Lucie County, Florida for a Southerly connector road which may be required by the development order for the Reserve DRI ("South Connector Road"). In the event Purchaser constructs the Berm and St. Lucie County, Florida or the Florida Department of Transportation subsequently requires that the South Connector Road be constructed, Purchaser shall be solely responsible for all costs and expenses of removing the Berm and of disposing off-site all fill material used to construct the Berm.

            (e) Utilities. Seller shall be responsible for the costs of bringing all electricity, water, sewer and telephone utility lines necessary for Purchaser's contemplated development and use of the Vistana Property, to the boundary of the Vistana Property at such location(s) as mutually agreed between Seller and Purchaser, simultaneously with the construction of the Entrance Road as shown on the Plat. Seller shall also reasonably cooperate with and assist Purchaser in obtaining commitments, permits or the like for all electricity, water, sewer, telephone and other utility services which Purchaser deems necessary or desirable for its contemplated development and use of the Vistana Property, provided the same is at no additional cost to Seller or Purchaser agrees to reimburse Seller for all costs and expenses incurred in connection therewith.

     6.4 Purchaser's Obligations. Subject to Section 6.03 above, Purchaser acknowledges that any and all improvements which are required or which Purchaser desires to make on the Vistana Property shall be the sole and exclusive responsibility of Purchaser, and shall be made at the sole cost and expense of Purchaser, including but not limited to: (i) the obligation to construct, furnish and install all electricity, water, sewer and telephone utility lines necessary for Purchaser's contemplated development and use of the Vistana Property from the point of pick up at the Vistana Property line to the interior thereof; (ii) the obligation to construct, furnish and install all other utilities which Purchaser deems necessary or desirable for its contemplated development and use of the Vistana Property, other than the utilities specified in (i) above which Seller is required to construct to the boundary of the Vistana Property pursuant to Section 6.03(e) above; (iii) the obligation to install all equipment and pay any and all connection fees necessary to connect the improvements to be constructed on the Vistana Property by Purchaser to all such utility services; (iv) the inspection, testing and compaction of soil and subsurface conditions on the Vistana Property, or any clearing, grading, piling, excavation, foundation or other earth or soil work required for Purchaser's construction of its improvements on the Vistana Property; and (v) the obligation to construct, furnish and install all improvements, equipment, fixtures, furnishings, appliances and the like necessary for Purchaser's contemplated development and use of the Vistana Property.

     6.5 Development and Operation of Vacation Resort. Purchaser will use its reasonable best efforts to construct and operate a golf-oriented vacation ownership resort on the Vistana Property containing a minimum of two hundred fifty (250) units ("Vacation Resort"). The development and operation of the Vacation Resort shall be the responsibility of Purchaser and shall be made at the sole cost and expense of Purchaser. The Vacation Resort will consist of (i) vacation ownership units that will be sold on an interval ownership basis, and
(ii) related amenities and operations facilities on the Vistana Property. Purchaser will also have the right to rent any of the unsold interval ownership units in its inventory, and to rent the units prior to conversion to interval ownership, on a transient basis. If after Purchaser has completed construction of at least two (2) of its planned buildings, containing a total of approximately fifty (50) units, and provided Purchaser has used its reasonable best efforts to sell the units on an interval ownership basis, Purchaser reasonably determines that the Vacation Resort will not be successful as an interval ownership resort, then Purchaser shall have the right to convert the portions of the Vistana Property already released from the Mortgage and any improvements constructed thereon to whole ownership condominiums and/or to rental units (on both a long term and transient basis). Any new condominium or rental units which Purchaser thereafter elects to construct on such portions of the Vistana Property shall be subject to design review by Seller in accordance with Section 6.09 below. Purchaser may not convert any portion of the Vistana Property which is still encumbered by the Mortgage to any use other than vacation interval ownership, or release any portion of the Mortgage Property in accordance with Section 1.02(c) with the intent to build other than vacation interval ownership units, without first obtaining the written approval of Seller, such approval not to be unreasonably withheld. If Seller does not approve any such conversion, then Purchaser shall deed the remainder of the Mortgage Property back to Seller and Seller shall release and discharge the Note and Mortgage and satisfy the same of record, except for any amounts due to Seller thereunder which are then accrued but unpaid. Upon such a reconveyance the parties shall each execute and deliver all documents reasonably requested by the other or by any title insurance company insuring the reconveyance as necessary to consummate the reconveyance and to cancel and terminate the transactions contemplated by this Agreement with respect to the reconveyed property. All documentary stamp taxes, recording fees and other expenses of the reconveyance shall be shared equally by Seller and Purchaser at the closing of the reconveyance, except that each party shall pay their own attorneys' fees. No such conversion of the Vacation Resort to condominium or rental units will relieve Purchaser from the obligation to pay royalties to Seller under the Marketing and Promotion Agreement upon the sale or rental of units, and Seller may require as a condition of approval of the conversion that Purchaser agree to reasonable modifications of the Marketing and Promotion Agreement to provide for royalties to Seller based upon the sale or rental of the converted units.

     6.6 Cooperation. Both before and after the Closing, Seller and Purchaser shall cooperate and work with any other owners and prospective purchasers of any portion of the Option Parcel to develop cooperative marketing and operational capabilities. Seller will use its reasonable best efforts to obtain a similar covenant from any other owners and prospective purchasers of any portion of the Option Parcel.

     6.7 Compliance with Laws. Seller and Purchaser each covenant and agree to observe, perform and adhere in all material respects to all applicable statutes, ordinances, permits, approvals and regulations of all governmental authorities having jurisdiction over the Option Parcel or Vistana Property, as applicable, whether in effect at the date hereof or at the Closing date or subsequently enacted. Purchaser further covenants and agrees to adhere to the restrictions and perform the obligations under all agreements entered into by and between Seller (prior to Closing, provided the same is disclosed in writing to Purchaser) or Purchaser and governmental authorities or utility companies with regard to construction on the Vistana Property, including without limitation, any agreement entered into with the City of Port St. Lucie, Florida, St. Lucie County, Florida, or any community development district or other special taxing district having jurisdiction over the Vistana Property, for water, sewer and storm water drainage services.

     6.8 Compliance with DRI and P.U.D. Seller and Purchaser each agree to conform to all applicable requirements of the Reserve DRI and the Reserve P.U.D. from time to time existing and shall not in any manner jeopardize the standing of either.

     6.9 Approval of Plans. Purchaser shall submit to Seller exterior architectural (elevation drawings, material and color samples) and landscape plans for all improvements to be constructed by Purchaser on the Vistana Property, and all other materials required to be submitted to Seller by any provision of this Agreement, for Seller's prior review and approval, such approval not to be unreasonably withheld. Seller shall have a period of ten (10) days from the receipt of any such materials within which to disapprove of such materials in writing to Purchaser stating the reasons for such disapproval and any necessary revisions, otherwise the materials shall be deemed to have been approved. Purchaser shall resubmit revised documents to Seller within ten (10) days after Purchaser's receipt of any such objections and proposed revisions from Seller, and the above process shall be repeated. The revised materials shall incorporate all of the revisions reasonably requested by Seller. Any and all other proposed documents, advertising copy, press releases, governmental filings and the like by either party required to be submitted to the other pursuant to any other agreement between Seller and Purchaser or their affiliates, shall be subject to prior review and approval within the time frames specified in those agreements.

     6.10 Golf Learning Center. After the Closing, Seller or its affiliates will construct and use its reasonable best efforts to operate, adjacent to the Vistana Property as shown on the Proposed Site Plan, a golf learning center and related practice facilities, which may include a driving range, practice putting and chipping greens, practice golf holes, video analysis areas, classroom instruction areas, and training equipment ("Learning Center"). Seller shall provide Purchaser with copies of all plans and specifications for the Learning Center prior to Seller's development thereof. Purchaser shall have the right to comment to Seller on such plans and specifications; provided, however, subject to consistency with the common and harmonious architectural themes and standards to be mutually developed in accordance with Section 6.01 above, Seller may accept or reject any of Purchaser's comments, in Seller's sole and absolute discretion. Seller shall submit (a) its application for a permit for the Learning Center from the South Florida Water Management District, and (b) its site plan for the Learning Center to St. Lucie County for approval, by no later than January 31, 1998. Seller shall also commence grading of the Learning Center site by no later than December 1, 1998, and complete construction and open the Learning Center for business by no later than December 31, 1999. If Seller shall fail to comply with any of the deadlines set forth in the preceding two sentences, subject to Force Majeure as hereinafter defined, then upon any such failure Purchaser shall have the right to deed so much of the Vistana Property as Purchaser shall not have commenced construction upon at that time back to Seller, and Seller shall reimburse to Purchaser on a per acre basis, by wire transfer of immediately available funds, the portion of the Purchase Price previously paid by Purchaser for the property to be reconveyed, and Seller shall cancel the Note and discharge and release the Mortgage of record, except for any amounts due to Seller thereunder which are then accrued but unpaid. Upon such a reconveyance the parties shall each execute and deliver all documents reasonably requested by the other or by any title insurance company insuring the reconveyance as necessary to consummate the reconveyance and to cancel and terminate the transactions contemplated by this Agreement with respect to the reconveyed property. All documentary stamp taxes, recording fees and other expenses of the reconveyance shall be paid by Seller at the closing of the reconveyance, except that each party shall pay its own attorneys' fees. If after using its reasonable best efforts to operate the Learning Center as contemplated by this Agreement, Seller reasonably determines that the Learning Center will not be successful, then Seller shall have the right to convert the Learning Center to any other use permitted on the Learning Center property by applicable law, provided Seller will not convert the Learning Center property to interval ownership units unless Purchaser has previously converted the Vacation Resort away from interval ownership interests in accordance with Section 6.05 above, and provided further that Seller will not convert the Learning Center to any use that is incompatible with Purchaser's Vacation Resort. "Force Majeure" as used herein shall mean acts of God, earthquakes, blizzards, tornados, hurricanes, fire, flood, malicious mischief, insurrection, riots, strikes, lockouts, boycotts, picketing, labor disturbances, public enemy, war (declared or undeclared), landslides, explosions, epidemics, compliance with any order, ruling, injunction or decree by any court, tribunal or judicial authority of competent jurisdiction, inability to obtain materials or supplies after the exercise of all reasonable efforts, substantial interference in construction activities resulting directly from Hazardous Waste remediation activities or directly from construction activities or delays as to construction activities conducted simultaneously on adjacent lands by or under the direction of unrelated parties, inability to obtain water and sewer service and any other similar circumstances beyond the reasonable control of Seller. Upon the occurrence of any such Force Majeure event, Seller must give notice specifying the Force Majeure event, in writing, to Purchaser within ten (10) days after actual knowledge of its occurrence. Seller's obligation to perform shall be suspended during the continuance of any inability to perform caused by the occurrence of the Force Majeure event.

     6.11 Survival. The provisions of this Article VI shall survive the Closing of this Agreement.

                                  SECTION VII
                           PROVISIONS WITH RESPECT TO
                          DEFAULT AND ATTORNEYS' FEES
                          ---------------------------

     7.1 Default by Seller. If Seller fails to consummate the transactions contemplated in this Agreement for any reason, other than by reason of any default by Purchaser hereunder, failure of any of the conditions precedent specified in Section 4.02 above, or a breach by Purchaser of its representations and warranties contained herein, then Purchaser shall have the right, as its sole and exclusive remedy, to bring an action against Seller for specific performance of this Agreement.

     7.2 Default by Purchaser. If Purchaser fails to consummate the transactions contemplated in this Agreement for any reason, other than by reason of any default by Seller hereunder, failure of any of the conditions precedent specified in Section 4.03 above, or a breach by Seller of its representations and warranties contained herein, then Seller shall have the right, as its sole and exclusive remedy, to receive from Purchaser, and Purchaser shall be liable to Seller for, damages in the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00). Such amount is agreed upon between Seller and Purchaser as liquidated damages, and not as a penalty, due to the difficulty and inconvenience of ascertaining and measuring the actual damages as suffered by Seller. Notwithstanding the foregoing, if Purchaser files a lis pendens against any portion of the Option Parcel or otherwise clouds Seller's title to any portion of the Option Parcel, then Seller shall have all rights and remedies available to it at law or in equity.

     7.3 Attorneys' Fees, Etc. In connection with any litigation, action, claim or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, charges and expenses, including, without limitation, reasonable attorneys' fees, paralegal fees, investigative fees and other paraprofessionals' fees, and costs (even if not taxable as court costs), incurred in connection with such litigation, action, claim or other proceeding (including all such fees and costs incident to any arbitration, mediation, appellate, post-judgment and bankruptcy or similar debtor/creditor proceedings).

     7.4 Survival. The provisions of this Article VII shall survive the Closing or earlier termination of this Agreement.


                                 SECTION VIII
                             BROKERAGE COMMISSIONS
                             ---------------------

     8.1 Brokerage Commissions. Each party represents to the other that no brokers have been involved in this transaction, other than Monarch Partners, LLC and John Codey Associates, Inc. (collectively, "Brokers"), who have been retained by and will be compensated by Purchaser pursuant to separate agreement(s) with Purchaser. Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller harmless from any and all claims or demands with respect to non-payment of the commissions due to the Brokers, and shall cause the Brokers to each deliver a receipt and release of commission to Seller and Purchaser upon payment of the commissions. Seller and Purchaser agree to indemnify, defend (with counsel reasonably acceptable to the other) and hold each other harmless from any and all claims or demands with respect to any brokerage fees, commissions, finders' fees or other compensation asserted by any person, firm or corporation claiming by or through said indemnifying party in connection with the sale contemplated by this Agreement, other than the Brokers or anyone claiming by, through or under the Brokers.

                                  SECTION IX
                         RISK OF LOSS BY CONDEMNATION
                         ----------------------------

     9.1 Risk of Condemnation. All risk of condemnation prior to the Closing shall be on Seller. Immediately upon obtaining knowledge of any proceedings for the condemnation of the Vistana Property or any portion of it (including negotiations in lieu of condemnation), Seller will notify Purchaser of the pendency of such proceedings. Seller shall not be obligated to prosecute any such proceeding.

     9.2 Condemnation Proceedings. If, after the date of this Agreement and prior to the Closing, all or a part of the Vistana Property is subjected to a bona fide threat of condemnation (or sale in lieu of condemnation) Purchaser may, by written notice to Seller, elect to cancel this Agreement prior to the Closing, in which event both parties shall be released from any further liability. In such event, the Deposit shall be returned to Purchaser and this Agreement shall be null, void and canceled. If no such election is made, this Agreement shall remain in full force and effect, and in such event the purchase contemplated hereby, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment and upon Closing Seller shall assign all of its right and interest to any awards that have been or may be made for such taking to Purchaser, which assignment shall survive the Closing.


                                   SECTION X
                         OTHER CONTRACTUAL PROVISIONS
                         ----------------------------

     10.1 Assignability. Purchaser may assign its rights and obligations under this Agreement and the other documents and agreements to be executed in connection with this Agreement to any entity that controls, is controlled by or under common control with Purchaser, and to the management entity for Purchaser's Vacation Resort, and on a collateral basis, to any lender providing acquisition or construction financing to Purchaser for the Vacation Resort. Notwithstanding the foregoing, no such assignment shall discharge Purchaser from its obligations hereunder or under such other documents and agreements, and the Purchaser named herein shall remain jointly and severally liable with the assignee for the performance of all covenants and obligations of the Purchaser hereunder and thereunder. Purchaser may not assign any of its rights under this Agreement to any other person or entity without the prior written consent of Seller, which may be granted or withheld in Seller's sole and absolute discretion. Seller may freely assign any of its rights or obligations under this Agreement to any person or other affiliated entity which owns any portion of the Option Parcel or which will carry out any of Seller's obligations under this Agreement, with or without the consent of Purchaser, upon notice to Purchaser and the assignee's assumption of the obligations of Seller which are assigned to it.

     10.2 Notices. Any notice to be given to either party in connection with this Agreement must be in writing and given by hand-delivery, certified mail, overnight delivery by a nationally recognized courier (such as FedEx or Airborne), or facsimile transmission. Such notice shall be deemed to have been given when received, or when delivery is refused, or when deemed undeliverable by the postal authorities, as applicable. Such notices shall be given to the parties at the following addresses or facsimile numbers:

     To Purchaser:      Vistana PSL, Inc.
                        8801 Vistana Centre Drive
                        Orlando, Florida 32821-6353
                        Attention:  Raymond L. Gellein, Jr., Chairman
                                    Susan Werth, Esq, Senior Vice President--Law
                        Fax No.:  (407) 239-3198


     And to:            Susan Werth, Esq., Senior Vice President--Law
                        Vistana PSL, Inc.
                        c/o Weil, Gotshal & Manges LLP
                        701 Brickell Avenue, Suite 2100
                        Miami, Florida 33131
                        Fax No.:  (305) 374-7159


     With a copy to:    Weil, Gotshal & Manges LLP
                        701 Brickell Avenue, Suite 2100
                        Miami, Florida 33131
                        Attention: Barbara E. Overton, Esq.
                        Fax No.:  (305) 374-7159


     To Seller:         PGA Golf Development, Inc.
                        100 Avenue of the Champions
                        Palm Beach Gardens, Florida 33418
                        Attention:  Chief Executive Officer
                        Fax No.:  (561) 624-7642

     With a copy to:    Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                        Phillips Point - Suite 500 East
                        777 South Flagler Drive
                        West Palm Beach, Florida 33401-6194
                        Attention:  Paul W.A. Courtnell, Esq.
                        Fax No.:  (561) 655-5677

            Either party may, at any time, by giving five (5) days written notice to the other party, designate any other address or facsimile number to which such notice shall be given and other parties to whom copies of all notices shall be sent.

     10.3 Entire Agreement; Modification. This Agreement contains the entire agreement between the parties. All prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. This Agreement cannot be modified or terminated except by an instrument in writing signed by the party against whom the enforcement is sought.

     10.4 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach and St. Lucie Counties, Florida, and that, therefore, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall exclusively be brought in the courts of record of the State of Florida in Palm Beach County or St. Lucie County, or in the District Court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

     10.5 Arbitration. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or any related agreements or documents, including any claim based on or arising from an alleged tort, other than any action arising under Sections 3.02, 6.05 or 6.10 respecting Purchaser's rights to reconvey the Vistana Property or portions thereof back to Seller, and Seller's obligations to accept the reconveyance thereof and refund the portions of the Purchase Price paid by Purchaser and to discharge the Note and Mortgage, and other than any action arising under Sections 7.01 or 7.02 respecting actions for specific performance of this Agreement or any other equitable remedy, and other than any foreclosure or other enforcement action by Seller arising under the Mortgage, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), and the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), unless otherwise provided in this provision. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

            (a) The arbitration shall be conducted in Palm Beach County and administered by JAMS who will appoint an arbitrator; or if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration. Upon a showing of cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

            (b) Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or any waivers contained in this Agreement; or (ii) limit either party's right to obtain from a court provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding. Such action for remedies shall not constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

     10.6 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     10.7 Binding Effect. The term "Purchaser" shall include Purchaser's successors and permitted assigns. The term "Seller" shall include Seller's successors and assigns.

     10.8 Counterparts. This Agreement may be executed in several counterparts, each constituting a duplicate original. All such counterparts shall constitute one and the same agreement. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

     10.9 Interpretation. Whenever the context of this Agreement shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter and vice versa. This Agreement was drafted through the efforts of both parties and shall not be construed in favor of or against either party.

     10.10 Severability. If any provision contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

     10.11 Recording. Seller and Purchaser agree that neither this Agreement, nor a copy of this Agreement, nor any memorandum or short form of this Agreement, other than the documents and instruments recorded in connection with the Closing, shall ever be filed of record in the Public Records of St. Lucie County, Florida, and in the event that this Agreement, a copy of this Agreement, or any memorandum or short form of this Agreement is so filed by Purchaser or its agents or employees, other than the documents and instruments recorded in connection with the Closing, such act will be considered a default under this Agreement and Seller, at Seller's option, may terminate this Agreement and exercise any other rights or remedies of Seller under this Agreement for a default on the part of Purchaser. In addition, Purchaser hereby appoints Seller as Purchaser's agent and attorney-in-fact with full power and authority to execute and record any and all documents deemed necessary by Seller to release, explain or terminate such document wrongfully filed of record. Such appointment is coupled with an interest and is irrevocable.

     10.12  Time of Essence. Time is of the essence of this Agreement.

     10.13 Confidential Information. Each party agrees that any information provided at any time to such party by the other party in connection with the negotiation, performance, or enforcement of this Agreement which has not been generally disclosed to the public (the "Confidential Information"), including, without limitation, any information contained in proprietary software systems, any management techniques, and any customer and database information provided pursuant to any license or affiliation agreement entered into pursuant to this Agreement, shall be kept in confidence; provided, however, that any of such information may be disclosed to a party's employees, agents, attorneys, auditors, accountants, financial advisers, banks or other financial sources that need to know such Confidential Information (it being agreed that such representatives or persons will be informed by such party of the confidential nature of such Confidential Information and directed to treat such Confidential Information confidentially, and that such party will be responsible for any disclosures of Confidential Information by its representatives). In the event that a party becomes legally compelled to disclose any Confidential Information, such party shall provide the other party with prompt prior written notice of such requirement so that the other party may seek a protective order or other appropriate remedy, unless such notice is prohibited by law. In the event such protective order or other remedy is not obtained, the party legally compelled to disclose such Confidential Information agrees to disclose only that portion of the Confidential Information which, in the opinion of such party's counsel, is legally required to be disclosed.

     10.14 Further Assurances. In addition to the other obligations required to be performed under this Agreement, Seller and Purchaser each agree to execute, acknowledge and deliver such other instruments, documents and other materials as the other may reasonably request in order to consummate the transactions contemplated in this Agreement.

     10.15 WAIVER OF JURY TRIAL. PARTIES HERETO MUTUALLY AND WILLINGLY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE AMONG THEM WHETHER NOW EXISTING OR ARISING IN THE FUTURE, INCLUDING WITHOUT LIMITATION, ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSS CLAIMS, THIRD PARTY CLAIMS AND INTERVENOR'S CLAIMS, WHETHER ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT.

     10.16 Survival. The provisions of this Article X shall survive the Closing or earlier termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first-above written.

Signed, sealed and delivered                   "Seller"
in the presence of:

                                     PGA GOLF DEVELOPMENT, INC., a
                                     Florida corporation


/s/ Jesse Holshouser                 By: /s/ Jim L. Awtrey
--------------------------------        -----------------------------
Print Name: Jesse Holshouser         Print Name: Jim L. Awtrey
           ---------------------                ---------------------
                                     Its: Chief Executive Officer
                                         ----------------------------
/s/ Kirk A. Pottinger
--------------------------------     Date: August 12, 1997
Print Name: Kirk A. Pottinger            ---------------------------
           ---------------------

                      JOINDER OF PGA GOLF PROPERTIES, INC.

PGA GOLF PROPERTIES, INC. hereby joins in this Agreement for the limited purpose of consenting to the provisions of Sections 5.02(g) and (h) hereof, but is not otherwise a party to this Agreement.

                                     PGA GOLF PROPERTIES, INC., a
                                     Florida corporation


/s/ Jesse Holshouser                 By: /s/ Jim L. Awtrey
--------------------------------        -----------------------------
Print Name: Jesse Holshouser         Print Name: Jim L. Awtrey
           ---------------------                ---------------------
                                     Its: Chief Executive Officer
                                         ----------------------------
/s/ Kirk A. Pottinger
--------------------------------     Date: August 12, 1997
Print Name: Kirk A. Pottinger            ---------------------------
           ---------------------


                   [SIGNATURES FOR PURCHASER ENTITIES FOLLOW]

                                      "Purchaser"
                                       ---------

                                     VISTANA PSL, INC., a Florida
                                     corporation


/s/ Julie Granados                   By: /s/ Raymond L. Gellein, Jr.
---------------------------------       --------------------------------
Print Name: Julie Granados           Print Name: Raymond L. Gellein, Jr.
           ----------------------               ------------------------
                                     Title: Chairman
/s/ Susan B. Werth                         -----------------------------
---------------------------------
Print Name: Susan B. Werth           Date:  August 12, 1997
           ----------------------          -----------------------------



                            JOINDER OF VISTANA, INC.

VISTANA, INC. hereby joins in this Agreement for the limited purpose of consenting to the provisions of Section 5.03(f) hereof, but is not otherwise a party to this Agreement.

                                     VISTANA, INC., a Florida
                                     corporation

/s/ Julie Granados                   By: /s/ Raymond L. Gellein, Jr.
---------------------------------       --------------------------------
Print Name: Julie Granados           Print Name: Raymond L. Gellein, Jr.
           ----------------------               ------------------------
                                     Title: Chairman
/s/ Susan B. Werth                         -----------------------------
---------------------------------
Print Name: Susan B. Werth           Date:  August 12, 1997
           ----------------------          -----------------------------

                                  EXHIBIT "A"
                                  -----------

                       Legal Description of Option Parcel

                                  EXHIBIT "B"
                                  -----------

                     Legal Description of Vistana Property

                                  EXHIBIT "C"
                                  -----------

                      Form of Access and Utility Easement

                                  EXHIBIT "D"
                                  -----------

               Legal Description for Access and Utility Easement

                                  EXHIBIT "E"
                                  -----------

                          Form of Golf Access Easement

                                  EXHIBIT "F"
                                  -----------

                Legal Description of Initial Development Parcel

                                  EXHIBIT "G"
                                  -----------

                            Form of Promissory Note

                                  EXHIBIT "H"
                                  -----------

                        Form of Purchase Money Mortgage

                                  EXHIBIT "I"
                                  -----------

                             Preliminary Site Plan

                                  EXHIBIT "J"
                                  -----------

                   Form of Marketing and Promotion Agreement

                                  EXHIBIT "K"
                                  -----------

                         Form of Affiliation Agreement